EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

INTERMIX MEDIA, INC.

FL ACQUISITION CORP.

AND

FOCALEX, INC.,

Jonathan A. Lieberman and

Seth W. Lieberman

OCTOBER 7, 2004

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 7, 2004 (the “Agreement Date”) by and among Intermix Media, Inc., a Delaware corporation (“Parent”), FL Acquisition Corp., a Massachusetts corporation that is a wholly-owned subsidiary of Parent (“Sub”), and Focalex, Inc., a Massachusetts corporation (“Company”), Jonathan A. Lieberman and Seth W. Lieberman (collectively, the “Principal Shareholders”).

RECITALS

A. The parties intend that Sub will be merged with and into the Company in a reverse triangular merger, with the Company continuing as the surviving corporation (the “Merger”), all pursuant to the terms and conditions of this Agreement and applicable law.

B. The Boards of Directors of Parent, Sub and Company have determined that the Merger is in the best interests of their respective companies and shareholders, have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C. Upon the Effective Time of the Merger, and subject to the terms and conditions hereof, (i) the shares of capital stock and warrants of Company that are outstanding immediately prior to the effectiveness of the Merger will be converted into cash and shares of Common Stock of Parent, (ii) options and other rights to purchase Company capital stock that are outstanding immediately prior to the effectiveness of the Merger will be cancelled, and (iii) Sub will be merged with and into Company, in each case, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1 “Cash Conversion Number” means the quotient (calculated to the fourth decimal place) obtained by dividing two million two hundred thousand dollars ($2,200,000) by the Share Number.

1.2 “Closing Sale Price” means the closing sale price of Parent Common Stock on the Nasdaq SmallCap Market, or if not traded on the Nasdaq SmallCap Market, the closing sale price on the principal national securities exchange or the over-the-counter system on which Parent Common Stock is so traded and if not available, the mean of the high and low prices on the principal national securities exchange or the over-the-counter system on which Parent Common Stock is so traded.

1.3 “Company Ancillary Agreements” means, collectively, the Articles of Merger, each certificate to be delivered by Company, an officer or officers of Company or any Principal Shareholder at the Closing pursuant to Article 10 of this Agreement, and each other agreement (other than this Agreement) which Company or any Principal Shareholder is to enter into as a party thereto pursuant to this Agreement.

1.4 “Company Common Stock” means common stock, $0.01 par value per share, of Company.

1.5 “Company Network” means all websites or other sites accessed via the Internet or any other electronic network (including without limitation any cable-based network or private network), that are, in whole or in part, owned or operated by Company, either as of the Agreement Date, the Closing Date or anytime in the past.

1.6 “Company Preferred Stock” means the Series A Preferred Stock, $0.01 par value per share (“Series A Stock”) of Company

1.7 “Company Stock” means Company Common Stock and Company Preferred Stock.

1.8 “Company Shareholders” means the record holders of issued and outstanding Company Common Stock and Company Preferred Stock immediately prior to the Effective Time of the Merger as set forth on Exhibit A attached hereto.

1.9 “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the Commonwealth of Massachusetts as a result of the filing with the Secretary of the Commonwealth of the Articles of Merger in substantially the form attached hereto as Exhibit B (the “Articles of Merger”) and any required related certificates pursuant to, and in conformity with, the requirements of Chapter 156D, Section 11.06 of the Massachusetts General Laws (“Massachusetts Law”).

1.10 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

1.11 “knowledge,” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, or (b) any officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party.

1.12 “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.13 “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any entity or group of related entities, means any event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, employees, assets, business, prospects, employees, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall a change in the price of the publicly traded stock of Parent constitute, in and of itself, a Material Adverse Change or Material Adverse Effect in Parent.

1.14 “Parent Ancillary Agreements” means, collectively, each certificate to be delivered by Parent or an officer or officers of Parent at the Closing pursuant to Article 9 of this Agreement and each agreement (other than this Agreement) which Parent is to enter into as a party thereto pursuant to this Agreement.

1.15 “Parent Average Price Per Share” means $2.578.

1.16 “Parent Common Stock” means the common stock, par value $0.001 per share of Parent.

1.17 “Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, joint venture, estate, trust, firm, company, association, organization, entity or Governmental Authority.

1.18 “Principal Shareholders” means each of Jonathan A. Lieberman and Seth W. Lieberman.

1.19 “Share Number” means the aggregate number of shares of Company Common Stock, Company Preferred Stock and any other option, warrant or other security exercisable for, or convertible into, Company Common Stock (each on a fully exercised and converted to Common Stock basis), that are issued and outstanding immediately prior to the Effective Time.

1.20 “Statement of Designations” means the Statement of Designations, Preferences and Rights of the Series A Preferred Stock of the Company filed with the Secretary of the Commonwealth of Massachusetts on or about April 22, 1999.

1.21 “Stock Consideration” means 548,314.09 shares of Parent Common Stock.

1.22 “Stock Conversion Number” means the quotient (calculated to the fourth decimal place) obtained by dividing (a) the Stock Consideration by (b) the Share Number.

1.23 “Shareholder’s Pro Rata Share” means each Company Shareholder’s pro rata portion of the Company Common Stock, based on the total number of shares of Company Common Stock held by all Company Shareholders on Exhibit A and Schedule 3.4.1(b) hereto.

1.24 “Sub Ancillary Agreements” means, collectively, each certificate to be delivered by Sub or an officer or officers of Sub at the Closing pursuant to Article 9 of this Agreement and each agreement (other than this Agreement) which Sub is to enter into as a party thereto pursuant to this Agreement.

1.25 “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

1.26 “Termination Date” means November 5, 2004.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1 Conversion of Shares.

2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (as defined below).

2.1.2 Conversion of Company Capital Stock.

(a) Company Preferred Stock. At the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible in accordance with Section 5 of the Statement of Designations, by virtue of the Merger and without the need for any further action on the part of the holder thereof.

(b) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock held by a Company Shareholder that is issued and outstanding immediately prior to the Effective Time (including without limitation Company Common Stock issued upon the conversion of Company Preferred Stock in accordance with Section 2.1.2(a)) will, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive (i) the number of whole shares of Parent

Common Stock that is equal to the Stock Conversion Number and (ii) cash equal to the Cash Conversion Number. The preceding provisions of this Section 2.1.2(b) are subject to the provisions of Section 2.1.3 (regarding rights of holders of Dissenting Shares), Section 2.1.4 (regarding the elimination of fractional shares and Section 2.4 (regarding the withholding of Escrow Shares).

2.1.3 Dissenting Shares. As more fully set forth in Section 8.3, holders of shares of Company Stock who have complied with all requirements for perfecting shareholders’ rights of appraisal, as set forth in Chapter 156D, Section 13.02 of Massachusetts Law, shall be entitled to their rights under Massachusetts Law with respect to such shares. Any shares of Company Stock with respect to which such rights shall have been perfected shall not be converted into or represent a right to receive any shares of Parent Common Stock or cash.

2.1.4 Fractional Shares. No fractional shares of Parent Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of Company Common Stock or Company Preferred Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 2.1.2, computed after aggregating all shares of Parent Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from Parent, upon surrender of such holder’s Company Certificates (as defined in Section 8.2) pursuant to Article 8 hereof, an amount of cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the Parent Average Price Per Share by (b) the fraction of a share of Parent Common Stock that such holder would otherwise have been entitled to receive.

2.2 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1, if Parent recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Parent Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Parent Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Parent Common Stock into the same or a different number of shares of other classes or series of Parent stock (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend or other distribution on its outstanding shares payable in shares of Parent Common Stock, in shares or securities convertible into shares of Parent Common Stock and/or other Parent equity securities (each, a “Capital Change”), at any time after the Agreement Date and prior to the Effective Time, then the Parent Average Price Per Share and the Common Stock Conversion Number will be appropriately adjusted.

2.3 Company Options. At the Effective Time, all outstanding options (collectively, “Company Options”) to purchase Company Common Stock, including all Company Options granted under Company’s 1999 Equity Compensation Plan (the “Company Plan”), will be terminated.

2.4 Escrow. At the Effective Time, Parent will withhold from the shares of Parent Common Stock to be otherwise issued to the Company Shareholders in the Merger upon conversion of their Company Stock pursuant to Section 2.1.2 above, a number of shares of Parent Common Stock equal to sixty-seven percent (67%) of the Parent Common Stock otherwise to be received by all Company Shareholders in the aggregate pursuant to the provisions of Section 2.1.2 (such shares of Parent Common Stock withheld, being hereinafter referred to as the “Escrow Shares”). Parent will deposit the certificates representing such Escrow Shares in escrow with Thomas J. Flahie (the “Escrow Agent”) in accordance with the terms of the Escrow Agreement as security for the Company Shareholders’ indemnification obligations for Damages (as defined in Section 12.2) under Article 12 hereof. The Escrow Shares will be represented by a certificate or certificates issued in the names of each Company Shareholder in proportion to each Company Shareholder’s Pro Rata Share. Subject to the terms and conditions of Article 12 hereof and the Escrow Agreement, 100% of the Escrow Shares will be held by the Escrow Agent until the first anniversary of the Closing Date (the “First Escrow Release Date”) and the remaining 50% will be held by the Escrow Agent until the date that is eighteen (18) months from the Closing Date (the “Second Escrow Release Date”). Unless and until transferred to Parent pursuant to Section 12.2, the Escrow Shares shall be treated as owned by the Company Shareholder in whose name they are issued for all purposes, including voting rights and the right to receive any dividends paid by Parent to the holders of Parent Common Stock.

2.5 Effects of the Merger. At and upon the Effective Time of the Merger:

(a) the separate existence of Sub will cease and Sub will be merged with and into Company, and Company will be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) pursuant to the terms of this Agreement and the Plan of Merger;

(b) the Articles of Organization of Sub, as in effect immediately prior to the Effective Time, will be the Articles of Organization of the Surviving Corporation immediately after the Effective Time;

(c) the Bylaws of Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation immediately after the Effective Time;

(d) each share of Company Common Stock and Company Preferred Stock that is outstanding immediately prior to the Effective Time will be converted into cash and shares of Parent Common Stock as provided in this Article 2 and as more fully set forth on Schedule 2.5(d);

(e) each Company Option that is outstanding immediately prior to the Effective Time will be terminated as provided in this Article 2;

(f) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into a share of common stock of the Surviving Corporation as provided in Section 2.1.1;

(g) the officers of the Surviving Corporation immediately after the Effective Time will be those individuals who were the officers of Sub immediately prior to the Effective Time, and each such individual shall, immediately after the Effective Time, hold the same office or offices of the Surviving Corporation as the office or offices that such individual held with Sub immediately prior to the Effective Time;

(h) the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time will be the members of the Board of Directors of Sub immediately prior to the Effective Time; and

(i) the Merger will, from and after the Effective Time, have all the effects provided by applicable law.

2.6 Securities Law Issues. Parent shall issue the shares of Parent Common Stock to be issued to the Company Shareholders in the Merger pursuant to Section 2.1.2 pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated under the Securities Act and the exemption from qualification under the laws of the State of California and other applicable state securities laws. Parent and Company shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of shares of Parent Common Stock in the Merger.

2.7 Tax Consequences. The parties to this Agreement agree that the Merger shall be treated for all purposes as a taxable sale of stock by the Company Shareholders to Parent. Notwithstanding such agreement, it is understood that Parent makes no representations or warranties to Company or to any Company Shareholder or other holder of Company securities regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free plan of reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), or any of the tax consequences to any Company Shareholder or such holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Company and the Company Shareholders acknowledge that Company and the Company Shareholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

2.8 Further Assurances. If, at any time before or after the Effective Time, Parent believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then each party hereto and their respective officers and directors will execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.9 Grants of Options; Post-Closing Bonuses. Immediately after the closing, Parent will (i) grant options to purchase shares of Parent Common Stock in accordance with Parent’s standard equity compensation practices at an exercise price equal to the fair market value on the date of grant, and subject to the other terms and conditions of options granted generally under Parent’s 1999 or 2004 Stock Awards Plan, to the persons remaining employed by Parent and (ii) cause the Company to pay bonuses to each of the individuals identified on Schedule 2.9 attached hereto in the respective amounts set forth on such Schedule, it being understood that the Principal Shareholders shall bear the Company Transaction Expenses out of the bonuses otherwise payable to them.

2.10 Deposit. On the Agreement Date, immediately following execution of this Agreement, Parent will initiate a wire transfer of immediately available funds to Company in the amount of $150,000 (the “Deposit”). In the event the Merger is not consummated, Company shall be entitled to retain the Deposit as a “break-up fee.” Upon consummation of the Merger, the Deposit shall remain property of the Surviving Corporation and conversion of Company Stock shall proceed in accordance with Section 2.1.2 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders and Company represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Parent concurrently herewith (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date (as defined in Section 8.1 hereof). For all purposes of this Agreement, the statements contained in the Company Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Company and the Principal Shareholders under Article 3 of this Agreement.

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has continuously been in good standing under the laws of the state of Massachusetts at all times since its inception. Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company has delivered to Parent true and correct copies of its currently effective Articles of Organization and Bylaws. Company is not in violation of its Articles of Organization or Bylaws.

3.2 Subsidiaries. Company does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Company is not obligated to make nor bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other entity.

3.3 Power, Authorization and Validity.

3.3.1 Power and Authority. Each of the Principal Shareholders has the requisite capacity and authority, and the Company has all requisite corporate or other power and authority to enter into, execute, deliver and perform its respective obligations under, this Agreement and all Company Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company Shareholders holding a majority of the outstanding Company Common Stock and a majority of the outstanding shares of Company Preferred Stock.

3.3.2 No Consents. No consent, approval, permit, order, authorization from, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a “Governmental Authority”), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by Company or the Principal Shareholders to enable Company or the Principal Shareholders to lawfully execute and deliver, enter into, and to perform their obligations under, this Agreement and each of the Company Ancillary Agreements, and for Company to consummate the Merger except the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

3.3.3 Enforceability. This Agreement has been duly executed and delivered by the Company and the Principal Shareholders. This Agreement and each of the Company Ancillary Agreements are, or when executed by Company and the Principal Shareholders (if applicable) will be, valid and binding obligations of Company and the Principal Shareholders (if applicable), enforceable against Company and the Principal Shareholders (if applicable) in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization of Company.

3.4.1 Outstanding Securities. As more fully disclosed on Section 3.4.1 of the Company Disclosure Letter, the authorized capital stock of Company consists entirely of: (a) 2,000,000 shares of Company Common Stock, of which a total of 854,164 shares are issued and outstanding and (b) 1,000,000 shares of Company Preferred Stock, of which 225,000 shares are designated Series A Preferred Stock, 200,000 of which are issued and outstanding. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each of the Company Shareholders are set forth in Exhibit A attached hereto and Section 3.4.1 of the Company Disclosure Letter. Except as expressly set forth in Exhibit A attached hereto and Section 3.4.1 of the Company Disclosure Letter, no shares of Company Common Stock or Company Preferred Stock are issued or outstanding. Company holds no treasury shares. An aggregate of 64,250 shares of Company Common Stock are reserved and authorized for issuance upon the exercise of all Company Options. Schedule 3.4.1(a) to the Company Disclosure Letter lists each person who holds a Company Option, the exercise price for each such Company Option and the number of shares covered by each such Company Option. All such Company Options shall become fully vested immediately prior to the Effective Time.

3.4.2 Valid Issuance. As of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company as represented in Section 3.4.1. All issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by Company in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments. All outstanding Company Options have been issued and granted in compliance with (a) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and other applicable Legal Requirements and (b) all requirements set forth in applicable agreements or instruments.

3.4.3 No Other Options, Warrants or Rights. Other than the Company Options, there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company’s authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Company’s capital stock or obligating Company to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares of Company’s capital stock, and there is no liability for dividends accrued but unpaid. Immediately following the repurchase of the Company Options in accordance with Section 6.2, as set forth on Schedule 2.5(d), the only shareholders of the Company will be Stephen Burakoff, the Principal Shareholders and the holders of Company Preferred Stock.

3.4.4 No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Company’s outstanding capital stock or any Company Options or to the conversion of any shares of Company’s capital stock in the Merger pursuant to any agreement or obligation to which Company or any Principal Shareholder is a party or, to Company’s or any Principal Shareholder’s knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the Securities Act or register or qualify under any state securities laws any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the Company Ancillary Agreements by Company or any Principal Shareholder, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under (i) any provision of the Articles of Organization or Bylaws of Company, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Company, the Principal Shareholders or any of its or their material assets or properties, or (b) except as set forth in Schedule 3.5 to the Company Disclosure Letter, require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, at and after the date hereof and including following the Effective Time, any agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, commitment (whether verbal or in writing), material instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction, obligation or Company Material Agreement (as defined in Section 3.11) to which the Company is a party or by which Company or any of its material assets or properties are bound or affected will continue to be in full force and effect without any breach or violation thereof. Neither Company’s or the Principal Shareholders’ entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) or any Principal Shareholder before any court, Governmental Authority or arbitrator, nor, to Company’s or the Principal Shareholders’ knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company or the Principal Shareholders. To Company’s or the Principal Shareholders’ knowledge, there is no basis for any person to assert a claim against Company or the Principal Shareholders based upon: (a) Company’s or the Principal Shareholders’ entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement, (b) any confidentiality or similar agreement entered into by Company; or (c) any claim that Company or the Principal Shareholders has agreed to sell or dispose all or any substantial portion of its assets or business or shares of Company Common Stock or Company Preferred Stock to any party other than Parent, whether by way of merger, consolidation, sale or assets or otherwise; (d) any wrongful failure by Company to issue any of its stock or other securities to any party; (e) any rights under any agreement among Company and the Company Shareholders; or (f) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of Company or any rights as a Company Shareholder, including any option, warrant or preemptive rights or rights to notice or to vote, other than the rights of the Company Shareholders with respect to the Company Common Stock and Company Preferred Stock shown as being owned by such persons on Schedule 3.4.1(a) hereof and the rights of holders of Company Options shown as being owned by such persons on Schedule 3.4.1(b) hereof.

3.7 Taxes.

3.7.1 Company has timely filed all federal, state, local and foreign tax and information returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, except to the extent that an accrual or reserve for such taxes has been reflected in accordance with GAAP (as defined in Section 3.8) on the Balance Sheet (as defined in Section 3.8), has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Balance Sheet and in any more recent balance sheet of Company provided by Company to Parent on or before the Agreement Date), has made all necessary estimated tax payments and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. All such returns and reports are true, correct and complete, and Company has provided Parent with true and correct copies of such returns and reports. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company or any of the officers, employees or agents of Company in their capacity as such. Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding Company, or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from Company have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any assets of Company other than liens which arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes or agreed to any extension of time for filing any tax return which has not been filed; and Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Company is not a “personal holding company” within the meaning of the Code. Company has not filed any election under Section 341(f) of the Code. Company has withheld all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Regulations”), and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations.

3.7.2 No benefit payable or which may become payable by Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the Articles of Merger will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

3.7.3 For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

3.8 Company Financial Statements. Company has delivered to Parent as an attachment to the Company Disclosure Letter audited consolidated balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders’ equity for the fiscal years ended June 30, 2004, 2003 and 2002 (all such financial statements of Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements: (a) are derived from and are in accordance with the books and records of Company, (b) fairly present the financial condition of Company at the dates therein indicated and the results of operations for the periods therein specified, and (c) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods. The audited balance sheet of the Company as of June 30, 2004 (the “Balance Sheet Date”) included in the Company Financial Statements is hereinafter referred to as the “Balance Sheet.” Except as disclosed in the Company Financial Statements, since the Balance Sheet Date, neither the Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except for liabilities incurred in connection with this Agreement. All reserves established by Company that are set forth in or reflected in the Balance Sheet are adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5. The Financial Statements comply in all material respects with the SEC’s (defined below) Staff Accounting Bulleting No. 101.

3.9 Title to Properties. Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties used in Company’s business free and clear of all Encumbrances, other than liens for current taxes that are not yet due and payable and except for liens which in the aggregate do not secure more than $10,000 in liabilities. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in its business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied. Company does not own and has never owned any real property. Schedule 3.9 to the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $1,000 or greater.

3.10 Absence of Certain Changes. Since the Balance Sheet Date, Company has operated its business in the ordinary course consistent with its past practice, and since such date there has not been with respect to Company any:

(a) Material Adverse Change in Company;

(b) amendment or change in the Articles of Organization or Bylaws;

(c) incurrence, creation or assumption by Company of (i) any Encumbrance on any of the assets or properties of Company, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) grant or issuance of any options, warrants or other rights to acquire from Company, directly or indirectly, except as described in Sections 3.4.1 and 3.4.2 hereof, or any offer, issuance or sale by Company of any debt or equity securities of Company;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s capital stock, or any acceleration or release of any right to repurchase shares of Company’s capital stock upon the shareholder’s termination of employment or services with Company;

(f) payment or discharge by the Company of any liability of the Company or Encumbrance on any asset or property of the Company in an amount in excess of $10,000 for any individual liability or Encumbrance or $50,000 in the aggregate;

(g) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill of Company;

(h) damage, destruction or loss of any material property or asset, whether or not covered by insurance;

(i) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, or any split, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company;

(j) change or increase in the compensation, including severance compensation, payable or to become payable to any of the officers, directors, employees or consultants of Company, or in any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews in the ordinary course of Company’s business consistent with its past practice and except as contemplated in this Agreement;

(k) change with respect to the management, supervisory or other key personnel of Company;

(l) obligation or liability incurred by Company to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to Company officers in the ordinary course of Company’s business consistent with its past practice;

(m) making by Company of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder of Company or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(n) entering into, amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practice; or any written or oral indication or assertion by the other party thereto of any material problems with Company’s services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

(o) assertion by any customer, advertiser, publisher or subscriber of Company or the Company Network of any complaint regarding Company’s services or products which, if substantiated, either individually or in the aggregate with all other such complaints, would be reasonably likely to have a Material Adverse Effect on Company;

(p) grant of any exclusive promotion, distribution or, sponsorship or other rights with respect to any portion of the Company Network;

(q) any agreement made by Company to provide exclusive services to any person or not to engage in any type of business activity;

(r) material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(s) entering into by Company of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company that involves in excess of $20,000 or that is not entered into in the ordinary course of Company’s business, or the conduct of any business or operations other than in the ordinary course of Company’s business consistent with its past practice; or

(t) any license, transfer or grant of a right under any Company IP Rights (as defined in Section 3.13 below), other than those licensed, transferred or granted in the ordinary course of Company’s business consistent with its past practices.

3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 to the Company Disclosure Letter sets forth a list of each of the following written or oral contracts, agreements, leases, licenses, permits, assignments, mortgages, transactions, obligations, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound:

(a) any contract or agreement providing for payments (whether fixed, contingent or otherwise) by or to Company in an aggregate amount of $100,000 or more;

(b) any contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) Company, or providing for the purchase or license of any software, content (including textual content and visual or graphics content), technology or intellectual property to (or for the benefit or use of) Company, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of any product, service or technology of Company (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(c) any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

(d) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any other type of contract or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(f) any website hosting, website linking, content or data sharing, data feed, information exchange, advertising, distribution, fee sharing, lead or customer referral, commerce, co-branding or similar agreement relating to any aspect or element of the Company Network;

(g) any lease or other agreement under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

(h) any agreement that restricts Company from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for Company’s products, services or technologies from engaging in any business in any market or geographic area; or from soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Company IP Rights Agreement (as defined in Section 3.13);

(j) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreement under the Company Plan;

(k) any contract with or commitment to any labor union; and

(l) any Governmental Permit (as defined in Section 3.14.3).

A true and complete copy of each agreement or document required by these subsections (a) through (k) of this Section to be listed on Schedule 3.11 to the Company Disclosure Letter (such agreements and documents being hereinafter collectively referred to as the “Company Material Agreements”) and a copy of each Governmental Permit required by subsection (l) of this Section to be listed on Schedule 3.11 to the Company Disclosure Letter has been delivered to Parent’s legal counsel.

3.12 No Default; No Restrictions. (a) Company is not, nor to the Company’s or the Principal Shareholders’ knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Agreement, or (ii) to Company’s or the Principal Shareholders’ knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to a refund, rebate, chargeback or penalty under any Company Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Agreement, or (D) the right to cancel, terminate or modify any Company Material Agreement. Each Company Material Agreement is valid, binding and in full force and effect. Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement. Company has no material liability for renegotiation of government contracts or subcontracts, if any.

(b) Company is not a party to, and no asset or property of Company is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits, purports to restrict or prohibit, Company or, following the Effective Time, the Surviving Corporation or Parent, from freely engaging in any business now conducted or contemplated by Company or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Company may address in operating its business; or restricting the prices which Company may charge for its products or technology or services), or includes any grants by Company of exclusive rights or licenses.

3.13 Intellectual Property.

3.13.1 Company (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of all Intellectual Property (as defined below) used in the conduct of the Company Business (as defined below) (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for such conduct of the Company Business. As used herein, the term “Company Business” means the business of Company as presently conducted and proposed to be conducted. As used herein, the term “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records. As used in this Section 3.13, “Company-Owned IP Rights” means Company IP Rights which are owned or exclusively licensed to Company; and “Company-Licensed IP Rights” means Company IP Rights which are not Company-Owned IP Rights.

3.13.2 Neither the execution, delivery and performance of this Agreement, the Articles of Merger, or the consummation of the Merger and the other transactions contemplated by this Agreement and/or by Company Ancillary Agreements will, in accordance with their terms: (a) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which Company is a party (collectively, the “Company IP Rights Agreements”); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company to the extent necessary for the conduct of the Company Business and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

3.13.3 Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or currently under development by Company violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or threatened, claim or litigation contesting the validity, ownership or right of Company to exercise any Company IP Right nor, to the best knowledge of Company, is there any legitimate basis for any such claim, nor has Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Company, is there any legitimate basis for any such assertion.

3.13.4 No current or former employee, consultant or independent contractor of Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.

3.13.5 Company has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all Company’s interests and proprietary rights in Company IP Rights. All officers, employees and consultants of Company having access to proprietary information of Company, its customers or business partners and inventions owned by Company, have executed and delivered to Company an agreement regarding the protection of such proprietary information and the assignment of any of such officer’s, employee’s or consultant’s inventions to Company (in the case of proprietary information of Company’s customer and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Parent’s counsel. Company has secured valid written assignments from all of Company’s consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

3.13.6 Schedule 3.13.6 to the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority, including Internet domain name registries; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, and copyrights held by Company are valid, enforceable and subsisting.

3.13.7 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13.8). Company’s right, license and interest in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13.8).

3.13.8 Schedule 3.13.8 to the Company Disclosure Letter contains a true and complete list of (i) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which any person or entity is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property.

3.13.9 Neither Company nor any other party acting on behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any other party acting on Company’s behalf to any party of any Company Source Code (as defined below). Schedule 3.13.9 of the Company Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13.9, “Company Source Code” means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or any other product marketed or currently proposed to be marketed by Company.

3.13.10 To Company’s and the Principal Shareholders’ knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of Company. Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by Company.

3.13.11 All software developed by Company and licensed by Company to customers and all services provided by or through Company to customers on or prior to the Closing Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Company has no material liability (and, to Company’s and the Principal Shareholders’ knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

3.14 Compliance with Laws.

3.14.1 Company has materially complied, and is now and at the Closing Date will be in material compliance with, all applicable federal, state or local laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees, and to Company’s and the Principal Shareholders’ knowledge, all foreign laws, ordinances, regulations and rules, applicable to it or to its assets, properties, and business (and any regulations promulgated thereunder) (collectively, “Applicable Law”). Company holds all valid material licenses and other governmental permits that are necessary and/or legally required to be held by it to conduct its business as presently conducted.

3.14.2 All materials and products distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

3.14.3 Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Company to conduct its present business without any violation of Applicable Law (“Governmental Permits”) and all such Governmental Permits are in full force and effect. Company has not received any notice or other communication from any Governmental Authority regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14.4 Neither Company nor any director, officer, agent or employee of Company has, for or on behalf of Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements. None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of the officers, directors, shareholders or employees of Company nor any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Parent. None of the officers, directors, shareholders or employees of Company nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of Company, except for the rights of a shareholder.

3.16 Employees, ERISA and Other Compliance.

3.16.1 Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all employees, officers and consultants of Company and their current title and/or job description and compensation is set forth on Schedule 3.16.1 to Company Disclosure Letter. Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

3.16.2 Company (a) is not now, nor has ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization and (d) does not have any current labor disputes. Company has good labor relations, and neither Company nor the Principal Shareholders has knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of Company’s key employees intends to leave their employ. All of the employees of Company are legally permitted to be employed by Company in the United States in their current job capacities.

3.16.3 Company has no pension plan, which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA. No pension plan of Company is subject to Title IV of ERISA.

3.16.4 (a) Schedule 3.16.4 to the Company Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company and covers any employee or former employee of Company. Such contracts, plans and arrangements as are described in this Section 3.16.4 are hereinafter collectively referred to as “Company Benefit Arrangements.”

(b) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement and, unless otherwise indicated in Schedule 3.16.4 to the Company Disclosure Letter, each such Company Benefit Arrangement that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) have been delivered to Parent and its counsel). Except as set forth in Schedule 3.16.4 to the Company Disclosure Letter, no Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) Company has delivered to Parent or its counsel a complete and correct copy and description of each Company Benefit Arrangement.

(d) Company has timely filed and delivered to Parent and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an “employee benefit plan” as defined under ERISA.

(e) To the knowledge of Company and the Principal Shareholders, Company has not ever been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

(f) All contributions due from Company with respect to any of Company Benefit Arrangements have been made or have been accrued on Company’s financial statements (including the Company Financial Statements), and no further contributions will be due or will have accrued thereunder as of the Closing Date.

(g) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(h) Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

3.16.5 There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 1999.

3.16.6 The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of Company Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on Company, or in a Material Adverse Effect on Parent after the Effective Time.

3.16.7 Unless otherwise indicated in Schedule 3.16.7 to the Company Disclosure Letter, Company is not a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

3.17 Corporate Documents. Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter or in any schedule thereto or in any other Exhibit or Schedule called for by this Agreement which have been requested by Parent, including the following: (a) copies of Company’s Articles of Organization and Bylaws as currently in effect; (b) Company’s minute book containing all records of all proceedings, consents, actions, and meetings of Company Shareholders, board of directors and any committees thereof; (c) Company’s stock ledger, option ledger, and warrant ledger and journal reflecting all stock issuances and transfers, and all grants of options and warrants to purchase Company capital stock and other Company securities; (d) all Governmental Permits, and all applications for such Governmental Permits; and (e) all the Company Material Agreements.

3.18 No Brokers. Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Company, any of its employees, officers, directors, shareholders, agents or affiliates.

3.19 Books and Records.

3.19.1 The books, records and accounts of Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

3.19.2 Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, including prevention of any unauthorized acquisition, use or disposition of corporate assets; and (c) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.20 Insurance. Since its organization, Company has maintained, and now maintains, policies of insurance and bonds of the type and in amounts reasonably and customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Company is otherwise in material compliance with the terms of such policies and bonds. Neither the Company nor the Principal Shareholders has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by Company are set forth in Schedule 3.20 to the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

3.21 Environmental Matters.

3.21.1 Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by Company with any current Environmental Law in the future. To Company’s knowledge, no current or prior owner of any property leased or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law. All governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Letter.

3.21.2 For purposes of this Section 3.21: (a) ”Environmental Law” means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) ”Material of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.22 No Existing Discussions. Neither Company nor any director, officer, shareholder, employee or agent of Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction (as defined in Section 5.7).

3.23 Board Actions. The Board of Directors of Company (a) has unanimously determined that the Merger is in the best interests of the Company Shareholders and is on terms that are fair to such Company Shareholders, and has recommended the Merger to the Company Shareholders, and (b) has submitted the Merger, this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, to the extent that Company Shareholders’ approval is required thereof under Applicable Law and Company’s Articles of Organization and Bylaws, to the vote and approval of Company Shareholders in accordance with Applicable Law.

3.24 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock and Company Preferred Stock that are issued and outstanding on the Record Date (as defined below), voting as a single class, is the only vote of the holders of any of the Company Shareholders necessary to approve this Agreement, the Merger, the Articles of Merger, the Company Ancillary Agreements and the other transactions contemplated by this Agreement and the Company Ancillary Agreements. As used in this Section 3.24, the term “Record Date” means the record date for determining those Company Shareholders who are entitled to vote at the Company Shareholders’ meeting to approve the Merger under applicable law and Company’s Articles of Organization or Bylaws.

3.25 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered by Company to Parent under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to Company that, except as set forth in the letter addressed to Company from Parent and dated as of the Agreement Date which has been delivered by Parent to Company concurrently herewith (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 4 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Parent and Sub under Article 4 of this Agreement.

4.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power and authority to own, operate and lease its properties and to carry on its business. Parent owns all of the issued and outstanding capital stock of Sub. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the property owned, leased or operated by it or the nature its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Parent. Parent has made available to Company true and complete copies of the Certificates of Incorporation and Bylaws of Parent and Sub, as currently in full force and effect. Neither Parent nor Sub is in violation of its Certificate of Incorporation, Articles of Organization or Bylaws.

4.2 Power, Authorization and Validity.

4.2.1 Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and all the Parent Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Neither the Merger nor the execution, delivery and performance of this Agreement and each of the Parent Ancillary Agreements by Parent requires the approval of Parent’s shareholders. Sub has all requisite corporate power, capacity and authority to execute, deliver and perform its obligations under, this Agreement and all the Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Sub of this Agreement, each of the Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Sub.

4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other Governmental Authority, or any other person or entity, governmental or otherwise (including any consent, approval, order, authorization, registration, declaration or filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), is necessary or required to be made or obtained by Parent or Sub to enable Parent and Sub to lawfully execute and deliver, enter into, and to perform their respective obligations under, this Agreement, each of the Parent Ancillary Agreements or Sub Ancillary Agreements, respectively, and for Parent and Sub to consummate the Merger, except for: (a) the filing of the Articles of Merger with the Secretary of the Commonwealth as required under Massachusetts Law, (b) the filing by Parent with the Securities and Exchange Commission (“SEC”) or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the Securities Act and/or applicable state securities laws which Parent relies on in issuing shares of Parent Common Stock pursuant to this Agreement; (c) the filing by Parent of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (d) such other filings as may be required by the Nasdaq Stock Market or any other national securities exchange or over-the-counter system on which Parent Common Stock is traded with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of Parent Common Stock and the assumption of Company by Parent in the Merger; and (e) such other filings, if any, as may be required in order for Parent to comply with applicable federal and state securities laws.

4.2.3 Enforceability. This Agreement has been duly executed and delivered by Parent and Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent will be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Capitalization of Parent and Sub.

(a) The authorized capital stock of Parent consists of 250,000,000 shares of common stock, par value $0.001 per share, of which there were 28,945,006 shares issued and outstanding as of June 30, 2004; and 40,000,000 shares of Preferred Stock, par value $0.10 per share, of which 10,000,000 shares are designated Series A 6% Convertible Preferred Stock, 194,000 of which were issued and outstanding as of June 30, 2004, 4,098,335 shares are designated Series B Convertible Preferred Stock, 1,796,831 of which were issued and outstanding as of June 30, 2004, 20,000,000 shares are designated Series C Convertible Preferred Stock, 5,616,223 of which were issued and outstanding as of June 30, 2004, and 2,000,000 shares are designated Series C-1 Convertible Preferred Stock, 1,250,000 of which are currently issued and outstanding. All outstanding shares of Parent Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. As of June 30, 2004, there were outstanding (i) options to purchase an aggregate of 7,829,669 shares of Parent Common Stock pursuant to

Parent’s 1999 Stock Awards Plan, (ii) warrants to purchase 258,181 shares of Parent Common Stock, and (iii) a contractual commitment to issue an additional 143,777 shares of Series C Convertible Preferred Stock by December 31, 2004. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, $0.001 par value per share, 100 of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Sub’s common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(c) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will be issued in compliance with all applicable material federal and state securities laws.

4.4 No Conflict. Neither the execution and delivery of this Agreement nor any of the Parent Ancillary Agreements or Sub Ancillary Agreements by Parent or Sub, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of or constitute a default under (i) any provision of the Certificates of Incorporation, Articles of Organization or Bylaws of Parent or Sub, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Parent or Sub or any of their respective material assets or properties.

4.5 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2004, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof, but prior to the Closing Date) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.

(b) Each of the audited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of Parent contained in Parent SEC Reports as of March 31, 2004 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, since March 31, 2004 neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

4.6 Absence of Certain Changes. Except as set forth in the Parent SEC Reports, since the Parent Balance Sheet Date, Parent has operated its business in the ordinary course consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Change in Parent; (b) amendment or change in the Certificate of Incorporation or Bylaws of Parent; (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any material revaluation by Parent of any of its material assets; or (d) any declaration, setting aside, or payment of a dividend on or the making of any other distribution in respect of the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent or any change in any rights, preferences, privileges or restrictions of any outstanding security of Parent.

ARTICLE 5

PRE CLOSING COVENANTS OF COMPANY

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 11, Company covenants and agrees with Parent as follows:

5.1 Advice of Changes. Company will promptly advise Parent in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement, or (c) Material Adverse Change in Company.

5.2 Maintenance of Business. Company will carry on and preserve its business and its relationships with customers, advertisers, publishers, subscribers, suppliers, employees and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with past practices. If Company becomes aware of a material deterioration in the relationship with any key customer, business partner, key advertiser, key supplier or key employee, it will promptly bring such information to the attention of Parent in writing and, if requested by Parent, will exert reasonable commercial efforts to promptly restore the relationship.

5.3 Conduct of Business. Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and Company will not, without the prior written consent of Parent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person other than in the ordinary course of business consistent with past practice or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

(b) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of Company’s business consistent with Company’s past practices;

(c) make any capital expenditures or commitments for additions to any capital assets;

(d) make any change in the lines of business in which Company is engaged;

(e) enter into any material transaction or agreement or take any other action not in the ordinary course of Company’s business consistent with Company’s past practices;

(f) grant any Encumbrance on any of its assets;

(g) sell, transfer or dispose of any of its assets except for sales, transfers or dispositions of immaterial assets in the ordinary course of Company’s business consistent with Company’s past practices;

(h) enter into any material lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

(i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to arrangements disclosed in writing to Parent prior to the Agreement Date or disclosed in writing subsequent to the Agreement Date and approved in writing by Parent), amend or enter into any employment, consulting agreement or severance agreement with any such person or adopt, amend or terminate any Company Benefit Arrangement;

(j) change any of its accounting methods or any pricing, marketing, purchasing, investment, financial reporting, inventory, credit allowance or tax practice or policy or any method of calculating bad debt contingency or other reserve for accounting, financial reporting or tax purposes or make any material tax election or settle or compromise any material income tax liability with any Governmental Authority;

(k) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any shareholder or security holder of Company or make any other cash payment to any shareholder or security holder of Company that is unusual, extraordinary, or not made in the ordinary course of Company’s business consistent with its past practices or adopt any plan for partial or complete liquidation or any resolutions providing for such a plan or a dissolution;

(l) amend or terminate any contract, agreement or license to which Company is a party except those amended or terminated in the ordinary course of Company’s business, consistent with its past practices, and which are not material in amount or effect;

(m) waive or release any material right or claim except in the ordinary course of Company’s business consistent with its past practices;

(n) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities (other than pursuant to the exercise of any Company Options outstanding on the Agreement Date and disclosed on Schedule 3.4.1(a) and/or except as set forth on Schedule 5.3(1) of the Company Disclosure Letter), issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(o) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(p) merge, consolidate or reorganize with, or acquire any substantial portion of the equity or assets of, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Parent or Sub) or enter into any negotiations, discussions or agreement for such purpose;

(q) amend its Articles of Organization or Bylaws;

(r) license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party;

(s) grant any exclusive advertising, sponsorship or other rights with respect to the Company Network;

(t) materially change any insurance coverage;

(u) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Parent for its review at a reasonable time prior to filing;

(v) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Company or (ii) the vesting or release of any shares of capital stock or other securities of Company from any repurchase options or rights of refusal held by Company or any other party or any other restrictions; or

(w) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(v).

5.4 Regulatory Approvals. Company will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use all commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

5.5 Necessary Consents. Company will use all commercially reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable Parent to carry on Company’s business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company is a party or is bound or by which any of its assets is bound.

5.6 Litigation. Company will notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by Company to be threatened against Company or any of its officers, directors, employees or shareholders in their capacity as such.

5.7 No Other Negotiations. Company will not, and Company will not authorize, encourage or permit any officer, director, employee, shareholder, affiliate or agent of Company or any attorney, investment banker or other person on Company’s or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iii) furnish any information regarding Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is not interested in any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Parent) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. Company will promptly notify Parent orally and in writing of any inquiries or proposals received by Company or its directors, officers, shareholders, employees or agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section by any officer, director or employee of Company or any attorney, investment banker, director or other representative of Company shall be deemed a breach of this Section 5.7 by Company. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

5.8 Access to Information. Company will allow Parent and its agents access at reasonable times to the files, books, records, technology, contracts, personnel and offices of Company, including any and all information relating to Company’s taxes, commitments, contracts, leases, licenses, financial condition and real, personal and intangible property, subject to the terms of the Mutual Nondisclosure Agreement between Company and Parent dated as of May 6, 2004 (the “Nondisclosure Agreement”). Company will cause its accountants to cooperate with Parent and Parent’s agents in making available all financial information reasonably requested by Parent, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.9 Satisfaction of Conditions Precedent. Company will use all commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10, and Company will use all commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

5.10 Investment Representation Letters. Company shall use all commercially reasonable efforts to cause each Company Shareholder to execute and deliver to Parent an Investor Representation Letter substantially in the form of Exhibit C attached hereto (the “Investor Representation Letters”).

ARTICLE 6

ADDITIONAL COVENANTS OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

6.1 Voting of Shares. Each Principal Shareholder covenants and agrees to vote his shares of Company Stock (a) in favor of the Merger pursuant to this Agreement and any transaction that is reasonably necessary or appropriate to implement the Merger (i) at any duly called meeting of the shareholders of the Company during which such a vote is called or (ii) pursuant to any written consent of shareholders approving the Merger, whenever presented to the Principal Shareholders for execution thereof and (b) in opposition to any proposal for any Alternative Transaction or any reorganization, recapitalization, liquidation or winding up of or by the Company. Exhibit A hereto sets forth all of the shares of Company Stock and all Company Options as to which each Principal Shareholder has sole or shared voting or investment power. Each Principal Shareholder is and immediately prior to the Effective Time will be, the sole, true, lawful and beneficial owner of the number of shares of Company Stock and Company Options set forth opposite such Principal Shareholder’s name on Exhibit A, with no restrictions on his voting rights pertaining thereto. None of any Principal Shareholder’s Company Stock or Company Options (or shares of Company Stock issuable on exercise thereof) is or at any time up to the Effective Time will be subject to any voting trust or other agreement or arrangement with respect to the voting of shares, except this Agreement. Neither Principal Shareholder will sell, assign, transfer, exchange, encumber, pledge or otherwise dispose of, or in any way reduce such Principal Shareholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Company Stock (including any shares issued or issuable upon exercise of Company Options).

6.2 Company Options. Prior to the exercise of any Company Options, the Company and the Principal Shareholders will cause the Company to purchase all outstanding Company Options, other than those held by the Principal Shareholders. Each Company Option will be so purchased for cash in an amount equal to the value of the cash and Parent Company Stock that would otherwise have been received in the Merger for the shares of Company Stock underlying such Company Option, less the exercise price of such Company Option.

ARTICLE 7

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with Article 11, Parent covenants and agrees as follows:

7.1 Advice of Changes. Parent will promptly advise Company in writing of any (a) event that would render any representation or warranty of Parent or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate, or (b) any breach of any covenant or obligation of Parent or Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Sub Ancillary Agreement.

7.2 Regulatory Approvals. Parent will promptly execute and file, or join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which the Company may reasonably request in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Parent Ancillary Agreement or Sub Ancillary Agreement. Parent will use all commercially reasonable efforts to obtain all such authorizations, approvals and consents. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, or any of its affiliates or Company, or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

7.3 Satisfaction of Conditions Precedent. Parent will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 9, and Parent will use its all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

7.4 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger; provided, however, that Parent shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction.

7.5 Employee Benefit Plans. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Benefit Arrangements immediately prior to the Effective Time if appropriate). Parent will provide benefits to employees of Company as soon as reasonably practicable following the Effective Time that are substantially identical in the aggregate to the benefits currently provided to similarly situated employees of Parent. From and after the Effective Time, Parent shall grant all employees of Company credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with Company prior to the Effective Time for (a) eligibility and vesting purposes and (b) for purposes of vacation accrual after the Effective Time as if such service with Company was service with Parent.

ARTICLE 8

CLOSING MATTERS

8.1 The Closing. Subject to termination of this Agreement as provided in Article 11, the closing of the transactions to consummate the Merger (the “Closing”) will take place at the offices of Parent at 2:00 p.m., Pacific Time on the first business day after all of the conditions to Closing set forth in Articles 9 and 10 hereof have been satisfied and/or waived in accordance with this Agreement, or on such other day or time as Parent and Company may mutually agree (the “Closing Date”). Concurrently with the Closing or at such later date and time as may be mutually agreed by Parent and Company, the Articles of Merger will be filed with the Secretary of the Commonwealth of Massachusetts.

8.2 Exchange.

8.2.1 At the Effective Time, outstanding shares of Company Common Stock and Company Preferred Stock (other than Dissenting Shares for which dissenters rights have been or will be perfected in accordance with Massachusetts law), will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Parent such amount of cash and the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1.2, subject to the provisions of Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock) and Section 2.4 (regarding the withholding of the Escrow Shares). As soon as reasonably practicable after the Effective Time, Parent shall make available cash and certificates representing Parent Common Stock to be issued in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.1.4. Upon surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock and which shares were converted into the right to receive cash and shares of Parent Common Stock pursuant to Section 2.1.2, (a “Company Certificate”) for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent (the “Affidavit”) to Parent, (a) Parent or its transfer agent will issue to each tendering holder of a Company Certificate or an Affidavit (a “Tendering Company Holder”), certificates for the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1.2, subject to the provisions of Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock) and Section 2.4 (regarding the withholding of Escrow Shares); and (b) Parent or its transfer agent will pay by check to each Tendering Company Holder cash in the amounts payable to such holder in accordance with the provisions of Sections 2.1.2 and 2.1.4.

8.2.2 No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to the holder of any unsurrendered Company Certificate unless and until the holder of such unsurrendered Company Certificate surrenders such Company Certificate or an Affidavit to Parent as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate or Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

8.2.3 After the Effective Time there will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates or an Affidavit are presented for any reason, they will be canceled and exchanged as provided in this Section 8.2.

8.2.4 Until Company Certificates or an Affidavit representing shares of Company Common Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 8.2.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Parent Common Stock into which such shares of Company Common Stock will have been converted pursuant to Section 2.1.2, subject to the provisions of Section 2.1.4 (regarding the elimination of fractional shares of Parent Common Stock) and Section 2.4 (regarding the withholding of Escrow Shares).

8.3 Appraisal Rights. If holders of Company Common Stock or Company Preferred Stock are entitled to appraisal rights pursuant to Massachusetts Law in connection with the Merger, any shares held by Company Shareholders who exercise and perfect such appraisal rights (“Dissenting Shares”) shall not be converted into a right to receive cash and Parent Common Stock, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Massachusetts Law. Company shall give Parent prompt notice (and in no event more than two business days) of any demand received by Company for appraisal of Company Common Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. In the event that any Company Shareholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent shall, as of the later of the Effective Time of the Merger or ten business days from the occurrence of such event, issue and deliver, upon surrender by such shareholder of its Company Certificate or Certificates, the cash and shares of Parent Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such shareholder would have been entitled to under Section 2.1.2 of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF COMPANY

Company’s obligation to consummate the Merger are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Company will have received a certificate to such effect executed by an officer of Parent.

9.2 Covenants. Parent will have performed and complied in all material respects with all of its covenants contained in this Agreement on or before the Closing (to the extent that such covenants require performance by Parent on or before the Closing), and at the Closing, Company will have received a certificate to such effect executed by an officer of Parent.

9.3 Compliance with Law; No Legal Restraints. There will not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Parent Ancillary Agreements or any Sub Ancillary Agreements.

9.4 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

9.5 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF PARENT

The obligations of Parent to consummate the Merger are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent, but only in a writing signed by Parent):

10.1 Accuracy of Representations and Warranties. The representations and warranties of Company and the Principal Shareholders set forth in this Agreement (a) that are qualified as to materiality will be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent will have received a certificate to such effect executed by Company’s President and Chief Executive Officer and each of the Principal Shareholders. The representations and warranties of each Company Shareholder set forth in such Company Shareholder’s Investment Representation Letter shall be true and correct in all material respects.

10.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Company at or before the Closing), and at the Closing Parent will have received a certificate to such effect executed by Company’s President and Chief Executive Officer.

10.3 No Material Adverse Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Parent will have received a certificate to such effect executed by Company’s President and Chief Executive Officer.

10.4 Compliance with Law; No Legal Restraints; No Litigation. There will not be any issued, enacted or adopted, or threatened in writing by any Governmental Authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Parent’s right (or the right of any Parent subsidiary) to own, retain, use or operate any of its products, properties or assets (including securities, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on Company or Parent.

10.5 Government Consents. There will have been obtained at or prior to the Closing Date such consents, approvals, permits, orders, authorizations from, or registrations, declarations or filings with, and there will have been taken all such other actions by, any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

10.6 Opinion of Company’s Counsel. Parent will have received from Nixon Peabody LLP, counsel to Company, an opinion opining to the matters set forth in Exhibit D.

10.7 Consents. Parent will have received duly executed copies of all third-party consents, approvals, assignments, notices, releases, waivers, authorizations or other certificates (including those set forth in Schedule 3.5 to the Company Disclosure Letter) contemplated by this Agreement, the Company Disclosure Letter or deemed reasonably necessary by Parent to provide for the continuation in full force and effect without any breach or violation of any and all Material Company Agreements after the Merger and the preservation of Company’s IP Rights and other assets and properties after the Merger and for Parent to consummate the Merger and the other transactions contemplated by this Agreement, the Parent Ancillary Agreements and the Company Ancillary Agreements, in each case, in form and substance reasonably satisfactory to Parent.

10.8 Company Shareholder Approvals. This Agreement, the Merger and the Company Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and Company’s Articles of Organization and Bylaws, by the valid and affirmative vote of at least two-thirds of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class.

10.9 Investment Representation Letters; Exemptions Available. Parent will have received an executed counterpart of an Investment Representation Letter executed by each Company Shareholder.

10.10 Non-Competition Agreements. Each of the Principal Shareholders shall have executed and delivered to Parent a Non-Competition Agreement, substantially in the form of Exhibit E attached hereto (the “Non-Competition Agreements”).

10.11 Employment Agreements. Each of the Principal Shareholders shall have executed and delivered to Parent an Employment Agreement, substantially in the form of Exhibit F attached hereto (the “Employment Agreements”).

10.12 Escrow Agreement. Each of the Company, Parent and the Escrow Agent shall have entered into an Escrow Agreement, substantially in the form of Exhibit G attached hereto (the “Escrow Agreement”).

10.13 Financing. Parent shall have obtained financing in an amount greater than or equal to $3,000,000 on terms acceptable to Parent in its sole and absolute discretion.

ARTICLE 11

TERMINATION OF AGREEMENT

11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and Company.

11.2 Unilateral Termination.

11.2.1 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

11.2.2 Either Parent or Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 2:00 p.m. Eastern Time on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2.2 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 9 or Article 10 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

11.2.3 Either Parent or Company may terminate this Agreement at any time prior to the Effective Time if the other has committed (or, in the case of a termination by Company, Sub has committed) a material breach of (a) any of such party’s representations and warranties contained in this Agreement; or (b) any of such party’s covenants contained in this Agreement, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 11.2.3.

11.2.4 Parent, by giving written notice to Company, may terminate this Agreement if a Material Adverse Change in Company has occurred.

11.2.5 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article 11 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a breach of this Agreement. The provisions of Article 11 and Article 13 shall survive any termination of this Agreement.

ARTICLE 12

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES, CONTINUING COVENANTS

12.1 Survival of Representations. Except as otherwise provided in Schedule 12 with respect to the representations, warranties and covenants of the Principal Shareholders listed on such Schedule, all representations, warranties and covenants of the Principal Shareholders contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until that date which is the earlier of (a) the termination of this Agreement in accordance with its terms or (b) eighteen (18) months from the Closing Date; provided, however, that the representations and warranties of the Company Shareholders contained in their Investment Representation Letters will remain operative and in full force and effect, until the expiration of the applicable statute of limitations for the claim which seeks recovery of Damages arising out of a breach of such representations or warranties. The representations, warranties and covenants of the Company shall terminate and be of no further force and effect as of the Closing.

12.2 Agreement to Indemnify. (a) Each Company Shareholder will severally, and not jointly, based on each Shareholder’s Pro Rata Share, indemnify and hold harmless, Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, shareholders and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs (hereinafter collectively referred to as “Damages”), incurred by a Parent Indemnified Person, to the extent resulting from or and arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by

Company or the Principal Shareholders in this Agreement or in the Company Disclosure Letter or in any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto; or (ii) any Excess Transaction Expenses (as defined in Section 13.7).

(b) Escrow Shares, other than Escrow Shares having a value (calculated pursuant to Section 12.2(a)) equal to the amount of Damages asserted in any Claim (as defined in Section 12.5) which has not been resolved pursuant to the terms hereof prior to the applicable Release Date, shall be released to the Company Shareholders on the applicable Release Date as set forth in Section 2.4 or, in the case of any such withheld Escrow Shares, upon the final resolution of such Claim.

12.3 Limitations. In seeking indemnification for Damages under Section 12.2(a), the Parent Indemnified Persons must first exercise their remedies against the Escrow Shares deposited in escrow pursuant to the terms of Section 2.4 and Article 12 hereof, and shall be limited in exercising their remedies to the respective indemnification limits set forth on Schedule 12 attached hereto (the “Cap”) and limited, with respect to each Company Shareholder, by the Shareholder’s Pro Rata Share of the Cap. Claims for fraudulent conduct or fraudulent misrepresentation shall not be subject to the limitations of this paragraph or Schedule 12. As provided on Schedule 12, the value of a share of Parent Common Stock which are Escrow Shares that remain in escrow shall, for purposes of satisfying claims for Damages and the limit on the liability of the Company Shareholders, be deemed to equal the average Closing Sale Price of Parent Common Stock during the fifteen (15) consecutive trading days ending with the last trading day prior to the date on which a claim for indemnification may be satisfied. Subject to the exceptions set forth in Schedule 12 and Section 13.7, the Company Shareholders shall have no obligation to indemnify the Parent Indemnified Persons unless and until the aggregate Damages exceed $50,000.00, but shall then be obligated to indemnify the Parent Indemnified Persons for the full amount of the aggregate Damages.

12.4 Notice of Claim. As used herein, “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person for Damages under Article 12. Parent may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, (a “Notice of Claim”) to the Principal Shareholders (on behalf of all Company Stockholders) promptly after Parent becomes aware of the existence of any potential claim by a Parent Indemnified Person for indemnity from the Company Shareholders under Article 12, arising from or relating to:

(a) (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company or the Principal Shareholders in this Agreement or in the Company Disclosure Letter or in any certificate delivered by Company or an officer of Company pursuant hereto, or (ii) any Excess Transaction Expenses;

(b) the assertion, whether orally or in writing, against Parent or against any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based upon, or includes assertions that would, if true, constitute: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company or the Principal Shareholders in this Agreement or in the Company Disclosure Letter or in any certificate delivered by or on behalf of Company or the Principal Shareholders or an officer of Company pursuant hereto, or (ii) any Excess Transaction Expenses.

No delay on the part of Parent in giving the Principal Shareholders a Notice of Claim will relieve any Company Shareholder from any of its obligations under Article 12 unless (and then only to the extent) that the Company Shareholders are materially prejudiced thereby.

12.5 Defense of Third-Party Claims.

(a) Parent shall defend any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense (including but not limited to reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnity pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Principal Shareholders shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Principal Shareholders does not affect any privilege relating to the Parent Indemnified Person, and may participate in settlement negotiations with respect to the Third-Party Claim.

12.6 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 12.4 will contain the following information:

(a) that Parent has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under Article 12); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

12.7 Resolution of Notice of Claim. Any Notice of Claim given to the Principal Shareholders will be resolved as follows:

(a) Uncontested Claims. In the event that, within twenty calendar days after a Notice of Claim is received by the Principal Shareholders, the Principal Shareholders do not contest such Notice of Claim in writing to Parent as provided in Section 12.7(b) (an “Uncontested Claim”), the Company Shareholders will be conclusively deemed to have consented to the recovery by the Parent Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 12, including the forfeiture of Escrow Shares and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Shareholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. In the event that the Principal Shareholders give Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the twenty day period specified in Section 12.7(a), then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by Parent and the Principal Shareholders or (B) in the absence of such a written settlement agreement, by binding arbitration between Parent and the Principal Shareholders in accordance with the terms and provisions of Section 12.7(c).

(c) Arbitration of Contested Claims. Each of Parent, Company and the Principal Shareholders agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in Los Angeles County, California. Either Parent or the Principal Shareholders may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 12.7(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. The provisions of this Section 12.7(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i) Payment of Costs. Parent on the one hand, and or the Company Shareholders, on the other hand, will bear the expense of deposits and advances required by the arbitrator prior to the resolution of a matter in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and will deliver such documents to the Principal Shareholders and Parent, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Company Shareholders and Parent, and will include an affirmative statement to such effect.

(iv) Timing. The Principal Shareholders, Parent and the arbitrator will conclude each arbitration pursuant to this Section 12.7 as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement will be the sole and exclusive means of resolution of any Contested Claim made pursuant to this Article 12.

12.8 Distribution Upon Termination of Escrow Period Within ten business days following the First Escrow Release Date, in the case of Escrow Shares to be released on such date, and within ten business days following the Second Escrow Release Date, in the case of all remaining Escrow Shares, Parent shall deliver to the Company Shareholders all of the Escrow Shares in excess of any amount of Escrow Shares necessary to satisfy any then unsatisfied, unresolved or contested claims for Damages specified in any Notice of Claim delivered to the Principal Shareholders before the applicable Release Date. As soon as all such claims have been finally resolved, Parent shall deliver to the Company Shareholders all remaining Escrow Shares not applied to the satisfaction of such claims.

ARTICLE 13

GENERAL PROVISIONS

13.1 Governing Law. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the Commonwealth of Massachusetts.

13.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Any assignment in violation of this provision shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

13.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Parent and Company agree that the indemnification and arbitration provisions set forth in Article 12 shall be each such person’s sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement; provided, however, that the foregoing shall not limit the parties’ respective rights to seek specific performance or other injunctive relief, or damages in connection with a claim of fraudulent conduct or fraudulent misrepresentation. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the Company Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors in the case of the Company, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

13.7 Expenses. Parent will bear its legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, and, as contemplated by Section 2.9(ii) the Principal Shareholders will bear the legal, investment bankers’ and financial advisors’ fees and other expenses, but not fees of the Company’s auditors in connection with the audit of the Company’s financial statements as at June 30, 2004, incurred by the Company with respect to this Agreement, the Merger and the transactions contemplated hereby (“Company Transaction Expenses”). If the Company Transaction Expenses exceed the aggregate amount of the bonuses otherwise payable to the Principal Shareholders pursuant to Section 2.9(ii) (“Excess Transaction Expenses”), Parent shall cause Company to pay immediately following the Effective Time all such Excess Transaction Expenses and Parent will thereafter be entitled to indemnification from the Escrow Shares in accordance with Section 12.2 for the full amount of such Excess Transaction Expenses notwithstanding the $50,000.00 threshold in Section 12.3.

13.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

13.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Parent or Sub:

Intermix Media, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Attention: General Counsel

Fax Number: (310) 258-2757

If to Company:

Focalex, Inc.

90 Bridge Street

Newton, MA 02458

Attention: President and CEO

Fax Number: (617) 559-0475

with a copy to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attention: Frederick H. Grein, Jr.

Fax Number: (866) 369-4741

If to a Company Shareholder: At the most recent address of such Company Shareholder reflected in the stock records maintained by the Company;

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 13.9.

13.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

13.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

13.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement; except that Section 11 is intended to benefit the Indemnified Parties.

13.14 Public Announcement. Upon execution of this Agreement, Parent and Company will issue a press release approved by both parties announcing the Merger. Parent may at any time issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and Company will use its reasonable efforts to prevent any trading in Parent Common Stock by its officers, directors, employees, shareholders and agents. Neither Parent nor Company will make any disclosures regarding this Agreement or the Merger that would jeopardize Parent’s ability to timely and lawfully issue the shares of Parent Common Stock in the Merger pursuant to the exemptions from registration contained in Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act.

13.15 Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty.

13.16 Confidentiality. Company and Parent each confirm that they have entered into the Nondisclosure Agreement and that they are each bound by, and will abide by, the provisions of such Nondisclosure Agreement. If this Agreement is terminated, the Nondisclosure Agreement shall remain in full force and effect and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Nondisclosure Agreement.

13.17 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

13.18 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERMIX MEDIA, INC.		FOCALEX, INC.

By:	/s/ Brett C Brewer	By:	/s/ Seth A. Lieberman
Name:	Brett Brewer	Name:	Seth Lieberman
Title:	President	Title:	CEO

FL ACQUISITION CORP.		PRINCIPAL SHAREHOLDERS

By:	/s/ Christopher S. Lipp	/s/ Jonathan A. Lieberman
Name:	Chris Lipp	Jonathan A. Lieberman
Title:	President	/s/ Seth W. Lieberman
Seth W. Lieberman